Exhibit 99.1
Arena Reports Second Quarter Financial Results and Key Program Updates
–Phase 3 ELEVATE UC 12 trial reached full enrollment; topline data expected Q1 2022 with ELEVATE UC 52
–Liquidity position at ~$1.0 billion as of June 30, 2021 to support continued pipeline progress

PARK CITY, Utah, August 5, 2021 - Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) today provided a corporate update and reported financial results for the second quarter ended June 30, 2021.

“With today’s announcement of the ELEVATE UC 12 trial reaching full enrollment, we look forward to a potentially transformational data readout of ELEVATE UC 12 and ELEVATE UC 52 in the first quarter of next year. We are also pleased with our recently announced partnership with Aristea to strengthen our mid-stage immunology pipeline,” said Amit D. Munshi, President and CEO of Arena. “We remain excited about moving forward to Phase 3 in atopic dermatitis — a decision that is further supported by updated OLE data. We are continuing to engage regulatory agencies worldwide in the design of the program.”

Key Program & Corporate Updates
Gastroenterology
•In August the Phase 3 ELEVATE UC 12 trial for etrasimod in ulcerative colitis reached full enrollment
•Topline data for both ELEVATE UC 12 and ELEVATE UC 52 expected contemporaneously in Q1 2022
•In August announced collaboration with Second Genome to identify microbiome biomarkers associated with clinical benefit for the Phase 2/3 CULTIVATE trial sub-study A for etrasimod in Crohn’s disease
•In August increased target enrollment in CULTIVATE sub-study A from 50 participants to 70 participants; dose-ranging data to read out in early Q2 2022; enhanced data may allow Sub-Study 1 to transition to a registrational study and reduce the overall timeline on the program
•In June the FDA granted Orphan Drug Designation status to etrasimod for the treatment of eosinophilic esophagitis
Dermatology
•In July we evaluated an updated OLE data set from the Phase 2 ADVISE trial for 2 mg etrasimod in atopic dermatitis that demonstrated meaningful effects at week 16 of the OLE period on validated Investigator Global Assessment (vIGA) at 47%, Eczema Area and Severity Index (EASI-75) at 72%, and Peak Pruritis Numeric Rating Scale (PP-NRS) at 61% with consistent safety profile out to one year
•In July the Phase 2 trial for etrasimod in alopecia areata was amended to add a 3 mg cohort and expand patient population subtypes; topline data expected 2H 2022
•In April during a late-breaking session at The American Academy of Dermatology Virtual Meeting, data from the Phase 2 ADVISE trial in atopic dermatitis was presented that measured the impact of etrasimod on patient and clinician reported outcomes
Cardiovascular
•In July a Phase 2 trial for temanogrel in Raynaud’s phenomenon secondary to systemic sclerosis was initiated
•In July a Phase 2 trial for APD418 in acute heart failure was initiated

•In June the first participant was dosed in the Phase 2 trial for temanogrel in microvascular obstruction
Corporate Updates
•In July we entered into a strategic collaboration and option agreement with Aristea for the development of RIST4721, an oral, selective CXCR2 antagonist being developed for the treatment of palmoplantar pustulosis (PPP) and other neutrophil-mediated diseases
•In July Doug Manion was appointed as Executive Vice President, Research & Development
•In June Steve Schoch was appointed to the Board of Directors and as chair of the Audit Committee
•In May and June Arena earned score upgrades from ISS (Prime rating) and MSCI (BB to A rating) following the 2021 Arena Environmental, Social, Governance (ESG) Report published in April
Financial Update
Second Quarter 2021 Financial Results
•Research and development (R&D) expenses for the second quarter totaled $112.5 million compared to $64.9 million in the same period 2020. This increase was primarily driven by our advancing clinical studies, including the etrasimod Phase 3 program, as well as an increase in personnel expenses to support our clinical programs. The R&D non-cash, share-based compensation was $8.7 million in the second quarter as compared to $6.3 million in the same period 2020
•Selling, general and administrative (SG&A) expenses for the second quarter totaled $31.9 million, compared to $22.9 million in the second quarter of 2020. This increase was primarily driven by an increase in personnel expenses and other professional fees. The SG&A non-cash, share-based compensation was $9.1 million in the second quarter as compared to $6.0 million in the same period 2020
•Net loss for the second quarter was $146.1 million compared to net loss of $84.9 million for the same period in 2020
•Basic and diluted net loss per share for the second quarter was $2.40 compared to basic and diluted net loss per share of $1.61 for the same period in 2020
•Cash, cash equivalents and marketable securities were $1.0 billion at June 30, 2021 as compared to $1.1 billion at December 31, 2020
Conference Call & Webcast Information
Arena will host a conference call and live webcast to discuss the results with the investment community today, Thursday, August 5, 2021, at 4:30 PM ET, to discuss the financial results and corporate update.
Conference call will be broadcast live in listen-only mode on the company’s investor relations website at https://invest.arenapharm.com/events-presentations. Shortly after the event, a recording will be archived under the investor relations section of Arena’s website for 30 days.

About Arena Pharmaceuticals
ARENA Pharmaceuticals is a team with a singular purpose – deliver important medicines to patients.

In a rapidly changing global market, we work with a sense of urgency every day to understand the needs of all our stakeholders, identify bold, sometimes disruptive, ideas to get medicines to patients, and relentlessly execute until it’s done.

ARENA - Care More. Act Differently.

Etrasimod, temanogrel, and APD418 are investigational compounds that are not approved for any use in any country.
Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements may be identified by words such as “expected,” “look forward to,” “on track for,” “plans,” and “will,” and include, without limitation, statements about the following: Arena’s clinical programs, including expectations regarding study progress, the timing of data readouts for ongoing and anticipated trials, expectations regarding the commencement of additional studies, plans to provide updates on programs and trials, and other statements under “Key Program & Corporate Updates” above. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: topline data may not accurately reflect the complete results of a particular study or trial; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; the timing and outcome of research, development and regulatory review is uncertain, and Arena’s drug candidates may not advance in development or be approved for marketing; enrolling patients in Arena’s ongoing and intended clinical trials is competitive and challenging; the duration and severity of the coronavirus disease (COVID-19) pandemic, including but not limited to the impact on Arena’s clinical operations, the operations of Arena’s suppliers, partners, collaborators, licensees, and capital markets, which in each case remains uncertain; risks related to developing and commercializing drugs; Arena will need additional funds to advance all of its programs; the impact of competition; risks related to unexpected or unfavorable new data; the risk that regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; satisfactory resolution of litigation or other disagreements with others; and risks related to the enforcement of Arena’s and third parties’ intellectual property rights. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission (SEC), including but not limited to Arena’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC on May 5, 2021. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contacts:
Patrick Malloy
Arena Pharmaceuticals, Inc.
Vice President, Investor Relations & Corporate Communications
pmalloy@arenapharm.com
847.987.4878

Sara Doran
Arena Pharmaceuticals, Inc.
Associate Director, Investor Relations & Corporate Communications
sdoran@arenapharm.com

(Tables Follow)

Arena Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Royalty revenue	$—	$—	$—	$262
Total revenues	—	—	—	262
Operating Costs and Expenses:
Research and development	112,453	64,946	214,988	143,479
Selling, general and administrative	31,938	22,877	61,396	49,319
Total operating costs and expenses	144,391	87,823	276,384	192,798
Loss from operations	(144,391)	(87,823)	(276,384)	(192,536)
Interest and Other Income (Expense):
Interest income	328	3,065	1,018	8,011
Interest expense	(1,051)	(1,144)	(2,124)	(2,307)
Other (expense) income, net	(981)	974	(891)	1,697
Gain from Longboard equity method investment	—	—	13,869	—
Total interest and other income (expense), net	(1,704)	2,895	11,872	7,401
Net loss	$(146,095)	$(84,928)	$(264,512)	$(185,135)

Net loss per share, basic and diluted:	$(2.40)	$(1.61)	$(4.39)	$(3.59)

Shares used in calculating net loss per share, basic and diluted:	60,786	52,771	60,286	51,500

Arena Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheet Data
(In thousands, except share data)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$514,177	$219,544
Short-term investments, available-for-sale	457,359	884,497
Prepaid expenses and other current assets	18,899	35,266
Total current assets	990,435	1,139,307
Investments, available-for-sale	34,419	—
Land, property and equipment, net	20,388	22,090
Other non-current assets	39,417	29,323
Total assets	$1,084,659	$1,190,720
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$23,417	$35,351
Accrued clinical and preclinical study fees	36,701	18,325
Current portion of lease financing obligations	4,719	4,401
Total current liabilities	64,837	58,077
Other long-term liabilities	9,962	10,963
Lease financing obligations, less current portion	38,780	41,211
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value, 7,500,000 shares authorized, no shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 147,000,000 shares authorized at June 30, 2021 and December 31, 2020; 61,044,996 and 58,611,210 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	2,743,225	2,587,494
Accumulated other comprehensive income	92	700
Accumulated deficit	(1,772,243)	(1,507,731)
Total stockholders' equity	971,080	1,080,469
Total liabilities and stockholders' equity	$1,084,659	$1,190,720